UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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MultiSensor AI Holdings, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MultiSensor AI Holdings, Inc.

2105 West Cardinal Drive

Beaumont, Texas 77705

Supplement to Definitive Proxy Statement
for the
Annual Meeting of Stockholders
to Be Held on June 4, 2025

On April 25, 2025, MultiSensor AI Holdings, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A, relating to the Company’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 4, 2025, commencing at 10:00 a.m., local time (the “Proxy Statement”). As previously disclosed, the board of directors of the Company has fixed the close of business on April 15, 2025 as the record date (the “Record Date”) for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment(s) or postponement(s) thereof. Capitalized terms used in this supplement to the Proxy Statement (the “Supplement”) without definition have the same meanings as set forth in the Proxy Statement.

This Supplement describes recent changes in the Company’s executive officers and provides supplemental information related to Proposal No. 3, the approval of the amendment to the Company’s 2023 Incentive Award Plan (the “Plan”) to increase the number of shares of common stock reserved for issuance pursuant to awards. This Supplement should be read in conjunction with the Proxy Statement. Except as specifically amended or supplemented by the information contained herein, this Supplement does not otherwise modify, amend or supplement the Proxy Statement, and the information contained in the Proxy Statement should be considered in voting your shares. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. Capitalized terms used but not defined herein have the meanings set forth in the Proxy Statement.

Executive Officer Transitions

On May 29, 2025, the Board of Directors (the “Board”) appointed Asim Akram as the Company’s Chief Executive Officer and President, effective June 23, 2025 (the “CEO Effective Date”). In connection with the appointment of Mr. Akram, on May 29, 2025, Stuart V. Flavin III, the Company’s Interim Chief Executive Officer and Interim President, agreed to transition out of these positions on the CEO Effective Date. Mr. Flavin will remain a member of the Board if elected at the Annual Meeting.

Pursuant to his employment agreement entered on May 31, 2025, the Company agreed to grant Mr. Akram restricted stock unit (“RSU”) awards with respect to an aggregate of 348,800 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) and performance stock unit (“PSU”) awards with respect to an aggregate of 1,395,200 shares of Common Stock, with half of the RSU and PSU awards being granted on his start date and the other half being awarded in January 2027, in each case subject to the approval of the Company’s stockholders of an increase in the number of shares reserved for issuance under the Plan.

Peter Baird tendered his resignation on May 30, 2025 from his role as Chief Commercial Officer, effective immediately. Mr. Baird is expected to continue to serve as an employee of the Company through a 90-day notice period pursuant to Mr. Baird’s employment agreement, after which Mr. Baird will cease employment with the Company. Pursuant to his employment agreement entered on February 7, 2025, the Company agreed to grant Mr. Baird an RSU award with respect to 134,615 shares of Common Stock and a PSU award with respect to 471,154 shares of Common Stock, subject to the approval of the Company’s stockholders of an increase in the number of shares reserved under the Plan. In light of his resignation, the Company is considering whether to grant such awards to Mr. Baird but expects that none of such awards will vest.

Supplemental Information Concerning Proposal No. 3 - Approval of the amendment to the Company’s 2023 Incentive Award Plan to increase the number of shares of common stock reserved for issuance pursuant to awards

The following table sets forth certain awards proposed to be granted under the Plan subject to the Company’s stockholders approving Proposal No. 3 at the Annual Meeting, and pursuant to the terms of the respective employment agreements. With respect to the increased number of shares reserved under the Award Plan, the Company cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to eligible participants under the Award Plan because the grant of awards and terms of such awards are to be determined in the sole discretion of the Plan Administrator (as defined in the Award Plan).

2023 Incentive Award Plan

Name and position	Dollar Value ($) (1)	Number of Units (2)
Asim Akram Future Chief Executive Officer and President (3)	$1,304,163	1,744,000
Peter Baird Former Chief Commercial Officer (4)	$452,994	605,769
All Current Executive Officers as a Group	$-	-
All Current Directors as a Group (Other than Executive Officers)	-	-
All Current Employees (including Officers other than Executive Officers) (5)	$905,988	1,211,538

(1)	Based on the closing price of the Company’s common stock on May 30, 2025, $0.7478 per share.
(2)	Represents RSU and PSU awards.
(3)	Mr. Akram was appointed Chief Executive Officer and President effective June 23, 2025. Represents an aggregate of 348,800 RSUs and 1,395,200 PSUs the Company agreed to grant pursuant to his employment agreement, with half of the RSUs and PSUs being granted on his start date and the other half being awarded in January 2027.
(4)	Mr. Baird was appointed Chief Commercial Officer on January 6, 2025 and resigned from such position on May 30, 2025. Mr. Baird is expected to remain an employee of the Company through a 90-day notice period pursuant to Mr. Baird’s employment agreement, after which Mr. Baird will cease employment with the Company. Represents 134,615 RSUs and 471,154 PSUs the Company agreed to award to Mr. Baird pursuant to his employment agreement. As a result of his resignation, none of these awards are expected to vest prior to his termination of service even if granted.
(5)	Represents RSUs and PSUs the Company agreed to award to Mr. Baird prior to his resignation, none of which are expected to vest prior to his termination of service even if granted, and shares underlying an RSU award and PSU award the Company agreed to award to another employee.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote by submitting a new proxy card or voting instruction. Information regarding the Annual Meeting and how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement. The Proxy Statement is also available on the Company’s website at www.multisensorai.com.